EXHIBIT 10.2

SONA DEVELOPMENT CORP.

2610-1066 West Hastings Street

Vancouver, British Columbia, Canada V6E 3X2

(561) 347-9220

May 18, 2006

Sibling Entertainment Group, Inc.

511 West 25th Street, Suite 503

New York, NY 10001

Attn.:	Mitchell Maxwell

President and Chief Executive Officer

Re:	Letter of Intent between Sona Development Corp. and Sibling Entertainment Group, Inc.

Dear Mr. Maxwell:

This letter hereby states the non-binding intent with respect to the purchase by the undersigned, Sona Development Corp. (“Company” or “Sona”), of all of the issued and outstanding stock (the “Stock”) of certain Sibling Entertainment Group, Inc. (“SEGI”) subsidiaries set forth hereinafter (the “Transaction”), subject to the terms of a definitive agreement to be negotiated and executed by the parties (the “Stock Purchase Agreement”).

The proposed terms of the Transaction are as follows:

1.            Definitive Agreement. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive stock purchase agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the stock purchase transaction proposed hereby. The execution of the Definitive Agreement by both parties is subject to approval by each party’s Board of Directors and a majority of the issued and outstanding shares of each party, and the completion by each party of a satisfactory review of the legal, financial and business condition and prospects of the other party. The parties will use their best efforts to negotiate in good faith the Stock Purchase Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)

In consideration for the transfer of all of the issued and outstanding shares of the following subsidiaries of SEGI to the Company, the Company will issue Sona shares to SEGI on a one for one (1:1) basis based on the number of SEGI shares issued and outstanding as of the date of closing, an amount not to exceed the total fully diluted shares amount(s) provided on the attached Schedule A including the completion of any active or planned offerings. The subsidiaries are as follows: Sibling Pictures, Inc.; Sibling Theatricals, Inc. (to be formed); and Sibling Real Estate/Theatrical Management (to be formed). In addition, Sibling Theatricals, Inc. shall form a subsidiary called HATS! (Red hat Musical), Inc.

(b)

At the Closing Date, the Company will issue warrants to SEGI in the same amounts and terms previously issued by SEGI through the date of closing not to exceed the amount(s) provided on Schedule A including the completion of any active or planned offerings.

(c)

At the Closing Date, the Company will have authorized capital stock consisting of 100,000,000 shares of common stock at a par value of $0.0001 per share and no shares of preferred stock. At the Closing Date, the Company will have a total of common stock issued and outstanding not to exceed 12,500,000 shares.

(d)	Prior to the Closing Date, both parties shall have completed due diligence acceptable to each party in its sole satisfaction.

(e)

It is hereby acknowledged that both parties agree to complete information statements (a 14A Information Statement for Sona and a 14C Information Statement for SEGI) to obtain shareholder approval prior to closing the transaction.

2.            Conduct of Business. Prior to the closing of the Transaction, the Company and SEGI will conduct their operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will the Parties make any distributions, dividends or other payments to any affiliate or shareholders other than those shares already committed to outstanding options, preferred stock, debt to employees or consultants, S8 share issuances and shares issuance based on financing(s).

3.            Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of the other party. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4.            Due Diligence. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction. Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction. Each party will have twenty (20) days to complete their due diligence review of the respective documents.

5.            Exclusivity. In consideration for the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this letter of intent in accordance with its terms, Sona, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of the Company, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). The Company and its officers or their respective affiliates will immediately notify SEGI of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide SEGI with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of the Company from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to the Company (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 5.

6.            Termination. This letter of intent and the Definitive Agreement may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) by September 4, 2006 or as mutually agreed if the Definitive Agreement is not consummated, (ii) is enjoined by a court or a governmental body, (iii) cannot be consummated due to a material breach of any representation, warranty, covenant or agreement on the part of the other party, which breach cannot be cured within 30 days of written notice of such breach; and (c) by either party if a party is not reasonably satisfied with the results of its due diligence investigation of the other party.

7.            No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the Transaction, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8.            Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction.

9.            Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of New York.

10.          Compliance with the Securities Laws. The parties acknowledges that each of it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about each other. Accordingly, each party will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

11.          Effect. Except for the Exclusivity, Expenses, Choice of Law, Conduct of Business and this section of the Letter of Intent, each of which shall be legally binding on the parties hereto, this Letter of Intent is not intended to, and will not be deemed to, create a binding contract or agreement among the parties hereto, or impose upon any party any legally binding and enforceable obligation to the other party, including without limitation any obligation to enter into the Definitive Agreement or to consummate the Transaction. This Letter of Intent supersedes any earlier letters and agreements on this matter between the parties.

This letter of intent will terminate at 5:00 p.m. Eastern time on May 19, 2006 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,
SONA DEVELOPMENT CORP.

By: /s/ Nora Coccaro
Name: Nora Coccaro
Title:	Chief Executive Officer

Agreed and Accepted:

SIBLING ENTERTAINMENT GROUP, INC

By:        /s/ James Cardwell

Name:	James Cardwell
Title:	Chief Financial Officer

SCHEDULE “A”

SIBLING ENTERTAINMENT GROUP, INC

	Outstanding	Reserved	Open & Planned Offerings	Fully Diluted
Current Shares Outstanding	26,499,286			26,499,286
Reserved Shares		98,184		98,184
Shares Available for Sale - Series E (Current Open Offering)			1,120,000	1,120,000
Shares Available for Sale - Series F (Planned Offering)			2,000,000	2,000,000

Total Shares	26,499,286	98,184	3,120,000	29,717,470

$0.275/ share Warrants (5 Year)	6,000,000			6,000,000
$0.50/ share Warrants (3 Year)	992,500			992,500
$0.55/ share Warrants (5 Year)	989,643	49,092	560,000	1,598,735
$0.75/ share Warrants (5 Year)	989,643	49,092	1,560,000	2,598,735
$1.00/ share Warrants (5 Year)			1,000,000	1,000,000

Total Warrants	8,971,786	98,184	3,120,000	12,189,970

Total Fully Diluted	35,471,072	196,368	6,240,000	41,907,440